Richard J. Holwell (RJH-5098)
          Robert M. Kelly (RMK-7204)
          WHITE & CASE
          1155 Avenue of the Americas
          New York, New York 10036
          Telephone: (212) 819-8200

          Attorneys for Plaintiff
          Clark Equipment Company



          UNITED STATES DISTRICT COURT
          SOUTHERN DISTRICT OF NEW YORK

          --------------------------------x
                                          :
          CLARK EQUIPMENT COMPANY,        :    95 Civ. 2130 (CSH)
                                          :
                            Plaintiff,    :
                                          :
                    -against-             :
                                          :
          INGERSOLL-RAND COMPANY,         :       COMPLAINT
                                                  ---------
                                          :
                            Defendant.    :
                                          :
          --------------------------------x


                    Plaintiff, Clark Equipment Company ("Clark"), complain-

          ing against defendant, Ingersoll-Rand Company ("Ingersoll"),

          alleges as follows:



                                 NATURE OF THE ACTION
                                 --------------------

                    1.  This action arises from an offer to purchase

          Clark's stock which was publicly announced by defendant on March

          28, 1995.

                    2.  Plaintiff claims that the offer, if consummated,

          will violate the federal antitrust laws.

                    3.  Plaintiff seeks an injunction prohibiting defendant

          from taking any further action to acquire control of Clark.

                                JURISDICTION AND VENUE
                                ----------------------

                    4.   This Court has subject matter jurisdiction pursu-

          ant to Section 16 of the Clayton Act, 15 U.S.C. Sec. 26, and Sec-

          tions 1331 and 1337 of the Judicial Code, 28 U.S.C. Sec.Sec. 1331 and

          1337.

                    5.   Venue is proper in this District pursuant to

          Section 12 of the Clayton Act, 15 U.S.C. Sec. 22, and Section 1391

          of the Judicial Code, 28 U.S.C. Sec. 1391.  Plaintiff and defendant both transact business in this District.



                                     THE PARTIES
                                     -----------

                    6.   Plaintiff Clark is a corporation organized and

          existing under the laws of Delaware and having its principal place of business in Indiana.  Clark is engaged in the business of designing, manufacturing and selling various machinery and equipment, including self-propelled asphalt paving equipment.

          Clark is a publicly held corporation and its stock is listed and traded on the New York Stock Exchange.

                    7.  Defendant Ingersoll is a corporation organized and

          existing under the laws of New Jersey and having its principal place of business in New Jersey.  Ingersoll is engaged in the business of designing, manufacturing and selling various machin-

          ery and equipment, including self-propelled asphalt paving equipment.  Ingersoll is a publicly held corporation and its stock is listed and traded on the New York Stock Exchange.
























                                       -- 2 --

                             THE ASPHALT PAVING INDUSTRY
                             ---------------------------

                    8.  One of the principal lines of business in which

          both plaintiff Clark and defendant Ingersoll are engaged is the design, manufacture and sale of self-propelled asphalt paving equipment.

                    9.   Asphalt paving equipment is used principally for

          purposes of paving roads and highways.  The bulk of the work for which such equipment is used consists of public works projects that are performed by private contractors pursuant to competitive bidding awards.  In addition, a lesser proportion of asphalt paving equipment is sold directly to governmental agencies for highway and road maintenance purposes.  A certain portion of asphalt paving work (which is usually done by private paving contractors) consists of paving large parking lots.  Finally, a certain proportion of asphalt paving work (which is typically done by private paving contractors using a different type of equipment) consists of paving small projects such as driveways,

          bike and golf paths and small parking lots.

                    10.  Due to differences in applications, the asphalt

          paving equipment industry can be divided into distinct market segments depending upon the size of the equipment manufactured and sold.

                    11.  For purposes of this lawsuit, the relevant product

          market consists of large asphalt pavers, i.e., those weighing more than approximately 15,000 pounds.  Asphalt pavers in this market classification are used for large scale projects such as road paving, highway construction, and large parking lots.




















                                       -- 3 --

                    12.  For purposes of this lawsuit, the relevant geo-

          graphic market consists of all asphalt pavers in the relevant product market which are sold for use in the United States.  The relevant product market and the relevant geographic market will hereafter be referred to collectively as "the Relevant Market."

                    13.  Within the Relevant Market, there are two separate

          product submarkets:  (1) asphalt pavers weighing approximately

          15,000 to 30,000 pounds and (2) asphalt pavers weighing more than

          30,000 pounds.  For purposes of this lawsuit, the relevant product submarket market consists of asphalt pavers weighing approximately 15,000 to 30,000 pounds.  The relevant product submarket will hereafter be referred to as "the Relevant

          Submarket."

                    14.  Plaintiff Clark and defendant Ingersoll are direct

          competitors in the Relevant Market and Submarket.

                    15.  Plaintiff Clark is the largest supplier of asphalt

          pavers in the Relevant Market and Submarket.  Plaintiff presently controls a market share of approximately 30 percent of the

          Relevant Market and more than 45 percent of the Relevant

          Submarket.

                    16.  Defendant Ingersoll presently controls a market

          share of approximately 10 percent of the Relevant Market and more than 25 percent of the Relevant Submarket.

                    17.  The Relevant Market is highly concentrated.  In

          addition to Clark and Ingersoll, only three other companies compete in the Relevant Market:  (1) Caterpillar Paving Products,

          Inc. (including its wholly-owned subsidiary Barber-Greene Compa-

          ny), (2)  Cedarapids, Inc. (which is a wholly-owned subsidiary of

          Raytheon
















                                       -- 4 --

          Company), and (3) Roadtec, Inc. (which is a wholly-owned subsid-

          iary of Astec Industries, Inc.).

                    18.  The Relevant Submarket is even more concentrated.

          In addition to Clark and Ingersoll, only two companies compete in the Relevant Submarket:  Caterpillar and Cedarapids.

                    19.  In addition to the unusually high levels of

          concentration, the Relevant Market and Submarket have significant barriers to entry.  For example, it is necessary to have access to a well-developed dealer network in order to compete effective-

          ly in this market.  Due to the high cost of downtime and machine malfunction, customers insist on a reliable dealer network to service machines and supply replacement parts.  Dealers normally handle one supplier's product line exclusively and, because of the importance of parts sales, dealers have a strong incentive to stay with an existing supplier with an established market share rather than switch to a new supplier.  The resulting lack of access to an established distribution network was a significant factor in the unsuccessful attempt of several foreign manufactur-

          ers to enter the U.S. market.

                    20.  The cost and inconvenience of having to train

          operators and maintenance personnel in new equipment, customer loyalty to established product lines, and interchange of replace-

          ment parts with existing product base also constitute significant barriers to entry in the Relevant Market and Submarket.

                    21.  Should Ingersoll acquire Clark, the level of

          concentration in both the Relevant Market and Submarket would radically increase.  The combined entity would have a market share


















                                       -- 5 --
          of more than 50 percent in the Relevant Market and more then 65 percent of the Relevant Submarket. In light of these market shares and given the significant barriers to entry in the indus-

          try, the proposed acquisition would substantially lessen competi-

          tion and tend to create a monopoly in the Relevant Market and

          Submarket.


                                      THE OFFER
                                      ---------

                    22.  On March 28, 1995, defendant Ingersoll publicly

          announced that it had made an offer to acquire control of Clark.

          James Perrella, Ingersoll's Chairman and Chief Executive Officer,

          sent a letter to Clark indicating that Ingersoll intended to proceed with its offer.  The letter was publicly released by

          Ingersoll on March 28, 1995, and on March 29, 1995, Ingersoll's

          intention to launch a hostile tender offer was widely reported in the press, including both The Wall Street Journal and The New

          York Times.

                    23.  If the tender offer is allowed to proceed and

          Clark is acquired by Ingersoll, there will be a massive reduction of competition in, and defendant's total domination and monopoli-

          zation of, both the Relevant Market and the Relevant Submarket.


                                FIRST CLAIM FOR RELIEF
                                ----------------------

                               (Violation of Section 7
                                  of the Clayton Act)
                                ----------------------

                    24.  Plaintiff repeats the allegations contained in

          paragraphs 1 through 23.

                    25.  Clark and Ingersoll are both engaged in commerce

          and in activities affecting commerce.



















                                       -- 6 --

                    26.  The effect of the proposed acquisition of Clark by

          Ingersoll will be substantially to lessen competition and tend to create a monopoly in the Relevant Market and Submarket.

                    27.  Defendant is thereby threatening to violate

          Section 7 of the Clayton Act, 15 U.S.C. Sec. 18.

                    28.  Plaintiff will sustain irreparable injury by

          reason of defendant's threatened violation of the antitrust laws and is entitled to the relief requested herein.

                    29.  Plaintiff has no adequate remedy at law.



                               SECOND CLAIM FOR RELIEF
                               -----------------------

                               (Violation of Section 2
                                 of the Sherman Act)
                             ---------------------------

                    30.  Plaintiff repeats the allegations contained in

          paragraphs 1 through 29.

                    31.  Defendant, acting with specific intent to do so,

          is attempting to monopolize the Relevant Market and Submarket.

                    32.  There is a dangerous probability that defendant

          will achieve monopoly power in the Relevant Market and Submarket through its actions.

                    33.  As a result of the forgoing acts, defendant has

          violated and, unless enjoined by this Court, will continue to violate Section 2 of the Sherman Act, 15 U.S.C. Sec. 2.

                    34.  Plaintiff will sustain irreparable injury by

          reason of defendants' violation of the antitrust laws and is entitled to the relief requested herein.

                    35.  Plaintiff has no adequate remedy at law.





















                                       -- 7 --

                    WHEREFORE, plaintiff respectfully prays that judgment

          be entered as follows:

                    (a)  Declaring that the proposed acquisition of plain-

          tiff by defendant violates Section 7 of the Clayton Act and

          Section 2 of the Sherman Act;

                    (b)  Preliminarily and permanently enjoining defendant,

          its officers, directors, employees and agents, and all other persons acting on their behalf or in concert with them, from proceeding with the proposed tender offer;

                    (c)  Granting plaintiff its costs and disbursements in

          this action, including attorneys' fees; and

                    (d)  Granting plaintiff such other and further relief

          as the Court deems appropriate.


          Dated:  New York, New York
                  March 29, 1995

                                        WHITE & CASE


                                        By: /s/ Richard J. Holwell
                                           -----------------------------
                                           Richard J. Holwell (RJH-5098)
                                           Robert M. Kelly (RMK-7204)
                                        1155 Avenue of the Americas
                                        New York, New York  10036
                                        Telephone (212) 819-8200

                                        Attorneys for Plaintiff
                                        Clark Equipment Company































                                       -- 8 --